SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                          DATE OF REPORT: July 13, 1999
                        (Date of earliest event reported)





                            NU SKIN ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                      001-12421               87-0565309
(State or other jurisdiction of   (Commission file number)    (I.R.S. employer
 incorporation or organization)                              identification no.)


                              75 West Center Street
                                Provo, Utah 84601
                    (Address of principal executive offices)


                                 (801) 345-6100
              (Registrant's telephone number, including area code)


                         ------------------------------






                     The Index to Exhibits appears on page 4.

Item 2.  Acquisition or Disposition of Assets.


Acquisition of Big Planet, Inc.

           On July 13, 1999, Nu Skin Enterprises, Inc. (the "Company") completed the acquisition of Big Planet, Inc. pursuant to a merger of Big Planet, Inc. with and into a newly-formed subsidiary of the Company as contemplated by the Agreement and Plan of Merger and Reorganization dated May 3, 1999 (as amended by First Amendment to Agreement and Plan of Merger and Reorganization dated July 2,
1999). Big Planet is an Internet service provider that also offers Internet devices, Web site development and hosting, on-line shopping through
"bpstore.com," and telecommunications products and services. Pursuant to the merger, the newly formed subsidiary will succeed to all of the assets and liabilities of Big Planet and operate under the name Big Planet. The consideration paid to the Big Planet security holders was approximately $36.8 million. Of this amount, approximately $22.3 million was paid in cash and approximately $14.5 million was paid in the form of a promissory note payable in equal quarterly payments over three years. The note accrues interest at the rate of 6.5% per annum. The purchase price will be subject to a downward adjustment if the net assets as of the closing date (determined with the adjustments described in Section 3.8 of the Merger Agreement, which Section 3.8 is incorporated herein by reference) are materially less than the net assets as of December 31, 1998. The Company used existing cash from operations to fund the cash portion of the consideration. A copy of the Company's July 20, 1999 press release regarding the completion of the acquisition of Big Planet is attached hereto as Exhibit 99.1 and incorporated herein by reference. Prior to the completion of the acquisition, the Company loaned approximately $9.4 million to Big Planet to fund its operations from the end of March through the date of the closing of the transaction.

          Approximately 86% of Big Planet was owned by Maple Hills Investment, Inc., formerly known as Nu Skin USA, Inc. Certain stockholders of Maple Hills Investment are also directors or officers of the Company or hold 5% or more of the outstanding Class A Common Stock or the Class B Common Stock of the Company. Such stockholders' pecuniary interest in the aggregate amount of proceeds distributed by Maple Hills Investment from this transaction, after payment of debts and other obligations of Maple Hills Investment, would be in the following percentages:

Stockholder            Relationship with the Company                  Percentage
-------------------    --------------------------------------------   ----------

Blake M. Roney         Chairman of the Board and 5% Stockholder          22.2%

Steven J. Lund         President, Chief Executive Officer, Director       5.0
                       and 5% Stockholder

Nedra D. Roney         5% Stockholder                                    25.3

Sandra N. Tillotson    Director, Senior Vice President, and 5%           14.2
                       Stockholder

Craig S. Tillotson     5% Stockholder                                     7.1

R. Craig Bryson        5% Stockholder                                     7.1

Brooke B. Roney        Director and Senior Vice President                 5.0

Keith R. Halls         Director and Executive Officer                      .5

          A special committee of the Company's Board of Directors, consisting of three of the Company's outside directors, was established to negotiate the terms of the transaction on behalf of the Company. The special committee engaged an independent firm to provide a valuation of Big Planet to the members of the special committee for their consideration in determining the purchase price of Big Planet.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

          (a) Financial Statements. Pursuant to Rule 3-05(b)(2)(i) no financial statements are required to be filed by Regulation S-X.

          (b)  Pro  Forma   Financial   Information.   No  pro  forma  financial
information is required to be filed by Regulation S-X.

          (c)  Exhibits.

                  2.1 Agreement and Plan of Merger and Reorganization dated May 3, 1999 between and among Nu Skin Enterprises, Inc., Big Planet Holdings, Inc., Big Planet, Inc., Nu Skin USA, Inc., Richard W. King, Kevin V. Doman and Nathan W. Ricks.

                  2.2 First Amendment to Agreement and Plan of Merger and Reorganization dated July 2, 1999 between and among Nu Skin Enterprises, Inc., Big Planet Holdings, Inc., Big Planet, Inc., Maple Hills Investment, Inc. (formerly Nu Skin USA, Inc.), Richard W. King, Kevin
                           V. Doman and Nathan W. Ricks.

                  10.1     First   Amendment   to   Indemnification   Limitation
                           Agreement dated as of May 3, 1999.

                  99.1 The Company's July 20, 1999 press release regarding the completion of the acquisition of Big Planet.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   NU SKIN ENTERPRISES, INC.
                                  (Registrant)



                                   By:      /s/ M. Truman Hunt
                                            M. Truman Hunt
                                   Its:     Vice President and General Counsel


Date: July 27, 1999

                                INDEX TO EXHIBITS

                  Exhibit  Description

                  2.1 Agreement and Plan of Merger and Reorganization dated May 3, 1999 between and among Nu Skin Enterprises, Inc., Big Planet Holdings, Inc., Big Planet, Inc., Nu Skin USA, Inc., Richard W. King, Kevin V. Doman and Nathan W. Ricks.

                  2.2 First Amendment to Agreement and Plan of Merger and Reorganization dated July 2, 1999 between and among Nu Skin Enterprises, Inc., Big Planet Holdings, Inc., Big Planet, Inc., Maple Hills Investment, Inc. (formerly Nu Skin USA, Inc.), Richard W. King, Kevin
                           V. Doman and Nathan W. Ricks.

                  10.1     First   Amendment   to   Indemnification   Limitation
                           Agreement dated as of May 3, 1999.

                  99.1 The Company's July 20, 1999 press release regarding the completion of the acquisition of Big Planet.